UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2014

OBJ Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-166064	27-1070374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1707 Post Oak Blvd. Suite 215
Houston, TX 77056
(Address of principal executive offices) (Zip Code)

(832) 900-9366
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2014, OBJ Enterprises, Inc. (“OBJE” or the “Company”) entered into a Joint Venture Agreement (“Agreement”) with Great Outdoors, LLC (“GO”). Pursuant to the Agreement, the Company and GO created My Go Games LLC (“MGG”) to operate the joint venture. The purpose of the joint venture is to improve upon the Company’s and GO’s existing games and develop and commercialize new games. MGG is owned by GO (80%) and the Company (20%). The Agreement calls for the Company and GO to enter into a Member Control Agreement which permits the appointment of three governors, two to be appointed by GO and one to be appointed by the Company.

The Agreement grants the Company the right to acquire GO and MGG or their assets in exchange for an amount of shares of common stock equal to 80% of the post-issuance number of shares of the Company’s common stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 27, 2014, OBJE issued a 7% Series A Convertible Note (“Note”) in the amount of $500,000 USD to Great Outdoors, LLC (“GO”). The Note is convertible at the option of GO into shares of common stock of OBJE (the “Common Stock”), and at GO’s (or any subsequent holder’s) option, accrued interest, on the earlier of (i) May 28, 2016 (the “Maturity Date”) or (ii) any Change of Control Transaction (as described below), at a conversion price of $0.05 per share of Common Stock, subject to certain restrictions defined in the Note. A Change of Control Transaction is defined as (a) any sale of equity securities or securities convertible into equity securities of the Company in an amount greater than $500,000; (b) the removal or demotion of Paul C. Watson from his current positions of President and Chief Executive Officer of the Company or the removal or demotion of any director or corporate officer appointed by Paul C. Watson without the express written approval of such removal or demotion by Paul C. Watson, (c) any merger, consolidation, statutory share exchange or acquisition transaction involving the Company or any material subsidiary of the Company; (d) any sale of substantially all of the assets of the Company or any material subsidiary of the Company; or (e) any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company unless, following the completion of such transaction, the then existing shareholders of Company own or control, directly or indirectly, at least 50% of the voting power or liquidation rights of Company or the successor of such merger, consolidation or statutory share exchange. The proceeds of the Note were paid to MGG; however, OBJE is the debtor under the Note.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 27, 2014, the Company appointed Daniel J. Hammett as a director and Chairman of the Board of Directors. Mr. Danny Hammett is 51 years old.

Mr. Hammett founded Head Games Publishing (“Head Games”) in 1994, focusing on outdoor leisure action games and the value line business segment.  As CEO of Head Games, Mr. Hammett pioneered, developed, marketed, and presold Head Games products, and drove the company to $3.5 million in sales before its inception and business launch in its first year. Head Games was the 6th leading PC games company in unit sales in America with annual revenues of over $35 million prior to the acquisition of his company by Activision. Head Games is a widely recognized name in the branded consumer software market, having sold over $2.8 billion in products. Its games are still sold today.

Mr. Hammett served as President of Activision Value and Executive Vice President of Activision until 2003. At that time, Activision was the #3 worldwide electronic sports and outdoor leisure action games/simulation entertainment publisher and producer, generating over $800-million plus in revenues with $1.6-billion-dollar market cap.

After leaving Activision, Mr. Hammett joined Vivendi Universal Games as Executive Vice President where he created the Value/Casual Games Division managing all console, PC, and online product management, acquisitions, budgeting, and legal affairs.

Mr. Hammett created such noted brands as Cabela’s BIG GAME HUNTER, whose franchise alone has generated over $2 billion in sales since its creation and is the longest standing brand in the ATVI library of products.  He created the eXtreme Sports Series, precursor to the HO Pro SERIES athletes with Tony Hawk, Matt Hoffman, Sean Murray and others. Mr. Hammett was integral in securing partnerships with major movie studios and IP to include Marvel, Disney, DreamWorks, and Pixar.

Mr. Hammett does not have a written employment agreement or other compensatory agreement in place with the Company.

Also on May 27, 2014, Paul C. Watson resigned as Chairman of the Board. Mr. Watson will remain a Director and President of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 28, 2014

OBJ Enterprises, Inc.

By:   /s/ Paul Watson
         Paul Watson, CEO